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Exhibit 10.64

MOLSON COORS BREWING COMPANY
2009 LONG-TERM INCENTIVE PERFORMANCE UNIT PLAN
(Under the Molson Coors Brewing Company Incentive Compensation Plan)

1.     ESTABLISHMENT, PURPOSE, OVERVIEW

  1.1
  Purpose.    The purpose of the Molson Coors Brewing Company 2009 Long-Term Incentive Performance Unit Plan (the "Plan") is to provide performance-based long-term incentives to eligible employees separate from other elements of the Company's incentive compensation program. The Plan is a sub-Plan within the Incentive Plan.

  1.2
  Effective Date.    The Plan is effective commencing with the Fiscal Year beginning December 28, 2008, and shall remain effective until terminated by the Committee.

  1.3
  Compliance with Section 162(m).    The Plan is designed to permit Performance Unit Awards to qualify as Performance-Based Compensation. Whenever the Committee determines that it is advisable, the Committee may make grants or payments of Performance Unit Awards that do not qualify as Performance-Based Compensation.

  1.4
  Overview of Plan.    In general, the Plan provides for the grant of Performance Unit Awards each year, to be settled at the Award Value determined at end of the associated Performance Period, which is normally three years. For each Performance Period, the Committee sets a target average annual EPS growth rate from which is calculated a Target EPS. If the Company's actual Considered EPS (essentially, EPS adjusted as provided in the Plan) for the Performance Period equals the Target EPS, the Award Factor is the Company's Considered EPS for the Performance Period. If the Company's actual Considered EPS for the Performance Period exceeds or is lower than the Target EPS, the Award Factor is adjusted upward or downward as described in the Plan. The Award Factor for the Performance Period is multiplied by the number of Performance Units in a Performance Unit Award to determine the Award Value in dollars. Each Performance Unit Award will be settled in cash or in Shares or partly in cash and partly in Shares, as determined by the Committee as of the end of the Performance Period associated with the Performance Unit Award.

2.    DEFINITIONS.    Except as otherwise indicated, capitalized terms used herein shall have the same meaning as under the Incentive Plan.

  2.1
  "Award Factor" means, for any Performance Period, the amount calculated as follows, subject to review, adjustment and approval by the Committee. If the Considered EPS for the Performance Period equals or exceeds the Low-Growth EPS, the Award Factor is the lesser of: (a) the Considered EPS for the Performance Period, or (b) two times the Target EPS. If the Considered EPS for the Performance Period is less than the Low-Growth EPS but greater than the Threshold EPS, the Award Factor equals:

  , but not less than zero and rounded to two decimal places, where "y" equals the Low-Growth EPS, "x" equals the Threshold EPS, and "z" equals the Considered EPS for the Performance Period. If the Considered EPS for the Performance Period is less than or equal to the Threshold EPS, the Award Factor is zero.

  2.2
  "Award Value" means the dollar amount payable with respect to a Performance Unit Award, determined by multiplying the number of Performance Units in the Performance Unit Award by the Award Factor.

  2.3
  "Considered EPS" means, for any Fiscal Year, EPS for the Fiscal Year, (a) adjusted pursuant to an evaluation as provided in Section 11.2 of the Incentive Plan, and (b) further adjusted for such extraordinary items, one-time gains and losses, or other unusual non-operating items as the Committee deems to be appropriate.

  2.4
  "Employer" means the Company and any Affiliate that employs a Participant.

  2.5
  "EPS" means the Company's fully diluted earnings per share for a fiscal year, determined in accordance with generally accepted accounting principles.

  2.6
  "Fiscal Year" means the Company's fiscal year which is the twelve-month period ending on the last Sunday in December.

  2.7
  "Incentive Plan" means the Molson Coors Brewing Company Incentive Compensation Plan as in effect from time to time.

  2.8
  "Low-Growth EPS" means the cumulative Considered EPS for the Performance Period as determined by the Committee assuming an annual six percent year-over-year growth rate over the Considered EPS for the Fiscal Year immediately preceding the Performance Period (or such other percent as may be determined by the Committee from time to time).

  2.9
  "Performance Unit Award" means the opportunity to earn the Award Value of a specified number of long-term incentive performance units ("Performance Units").

  2.10
  "Participant" means an employee of an Employer participating in the Plan for a Performance Period as provided in Section 3.1.

  2.11
  "Performance Goals" means the objective performance goals established by the Committee for each Performance Period. Performance Goals may be stated as threshold, target and maximum Performance Goals. The Performance Goals shall be based on one or more Performance Measures. Unless otherwise provided by the Committee, the applicable Performance Measure for each Performance Period shall be Considered EPS. For any Performance Period for which a Performance Unit Award is intended to qualify as Performance-Based Compensation, Performance Goals for Potential Covered Employees shall be established by the Committee within the time period required for the Performance Unit Award to qualify as Performance-Based Compensation. With respect to Participants who are not Potential Covered Employees, and for Performance Unit Awards not intended to qualify as Performance-Based Compensation, the Committee may establish other subjective or objective goals, including individual Performance Goals, at such time as it deems appropriate.

  2.12
  "Performance Period" means a three-Fiscal-Year period or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee. Unless otherwise provided by the Committee, a new three-year Performance Period shall commence the first day of each Fiscal Year commencing with December 28, 2008; provided that an initial one-Fiscal-Year Performance Period and a separate initial two-Fiscal-Year Performance Period shall each also commence December 28, 2008, so that three Performance Periods simultaneously commence December 28, 2008.

  2.13
  "Plan" means the Molson Coors Brewing Company 2009 Long-Term Incentive Performance Unit Plan as set forth herein, and as it may be amended from time to time.

  2.14
  "Potential Covered Employee" means a Participant designated by the Committee at the time an award is granted who, in the Committee's judgment, may be a Covered Employee at the time the award is paid.

  2.15
  "Retirement" means a Separation from Service, other than for Cause as determined solely by the Company, occurring on or after the Participant has both attained age 55 and completed five years of service with the Employer.

  2.16
  "Section 162(m)" means section 162(m) of the Code.

  2.17
  "Separation from Service" means a termination of employment that is a "separation from service" within the meaning of Section 409A of the Code.

  2.18
  "Target EPS" means the cumulative Considered EPS for the Performance Period as determined by the Committee assuming an annual ten percent year-over-year growth rate over the Considered EPS for the Fiscal Year immediately preceding the Performance Period (or such other percent as may be determined by the Committee from time to time).

  2.19
  "Threshold EPS" means the cumulative Considered EPS for the Performance Period as determined by the Committee assuming no growth over the Considered EPS for the Fiscal Year immediately preceding the Performance Period.

  2.20
  "Vesting Date" means the date on which the Performance Unit Award becomes nonforfeitable.

3.     PARTICIPATION

  3.1
  Eligibility.    For each Performance Period the Committee shall determine which employees shall participate in the Plan. At any time, including during a Performance Period, the Committee may add or remove employees from participation in the Plan as it deems appropriate for the Performance Period; provided that no Potential Covered Employee shall become a Participant more than 90 days after the Performance Period Commences if the Performance Unit Award is intended to qualify as Performance-Based Compensation.

4.     PERFORMANCE UNIT AWARDS

  4.1
  Determination of Performance Unit Awards.

    (a)    Committee to Establish Basis for Awards.    In connection with the grant of each Performance Unit Award, the Committee shall (i) establish the Performance Goal(s) and the Performance Period applicable to such Performance Unit Award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable Performance Goal, (iii) determine the consequences for the Performance Unit Award of the Participant's termination of employment for various reasons or the Participant's demotion or promotion during the Performance Period, (iv) specify the consequences for the Award of the occurrence of a Change in Control of the Employer during a Performance Period, and (v) establish such other terms and conditions for the Performance Unit Award as the Committee deems appropriate. For Performance Unit Awards intended to qualify as Performance-Based Compensation, the foregoing shall be accomplished within the time period required to qualify as Performance-Based Compensation, and it may include establishment of an Award Value pool for a Performance Period or a maximum Award Value subject to adjustment by means of negative discretion exercised by the Committee.

    (b)    Certification of Performance Goal Achievement.    The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, and in any event, with respect to any Performance Unit Award intended to qualify as Performance-Based Compensation to a Covered Employee, prior to the payment thereof, determine and certify the degree to which each of the Performance Goals have been attained.

    (c)    Permitted Adjustments.    Except as provided under Section 4.2, Performance Unit Awards shall be paid solely in accordance with the applicable formula for the Performance Period, based upon the level of achievement of Performance Goals. Performance Goals shall, to the extent applicable, and, subject to Section 4.2, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of any of the factors listed in Section 4.4 or Section 19.2 of the Incentive Plan.

    (d)    Committee Designations.    Unless the Committee otherwise specifies at the time it makes an Performance Unit Award, each Performance Period shall be for three Fiscal Years, and the target average annual EPS growth rate shall be ten percent (10%). Any different specification shall be evidenced by an attachment to the Plan. Attachment A contains the Performance

    Unit Awards and the Performance Goals for the Performance Periods commencing December 28, 2008.

  4.2
  Change in Employment Status; Committee Discretion.

    (a)    Change in Employment Status and Other Events.    Unless otherwise provided by the Committee,

    (i)
    Voluntary termination or termination by the Employer.    If a Participant has a Separation from Service initiated by the Participant (other than in the event of retirement or disability), or if the Employer initiates Participant's Separation from Service whether or not for Cause, in either case prior to the Vesting Date, then all outstanding Performance Units theretofore granted to the Participant shall thereupon be forfeited.

    (ii)
    Death, disability or retirement.    If a Participant has a Separation from Service triggered by the Participant's death, disability (as determined in the discretion of the Committee) or Retirement prior to the Vesting Date, then the Award Value will not be adjusted unless such Separation from Service occurs before the last day of the Performance Period, in which case the Award Value for the Performance Unit Award shall be adjusted by multiplying the Award Value as of the last day of the applicable Performance Period (as though the Participant had remained employed) by a fraction, the numerator of which is the number of days elapsed in the Performance Period prior to the Separation from Service, and the denominator of which is the total number of days in the Performance Period. The Award Value shall be paid at the same time as for other Performance Unit Awards for the Performance Period.

    (iii)
    Change in Control.    The Performance Period will end on the effective date of a Change in Control with respect to a Participant's Employer. In that event the Award Value will be determined by assuming that the Considered EPS for the Performance Period equals 120% of the Target EPS.

    (iv)
    Plan Termination.    If the Plan is terminated, the Performance Period will end on the effective date of the Plan termination. In that event the Award Value will be determined (a) by assuming that the Considered EPS for the Performance Period equals 120% of the Target EPS, and (b) prorating the amount determined in (a) by multiplying it by a fraction, the numerator of which is the number of days elapsed in the Performance Period prior to the termination of the Plan and the denominator of which is the full number of days in the Performance Period.

    (v)
    Discretion on changes in employment status.    The Committee shall have the discretion and authority to make adjustments to any Performance Unit Award or its Award Value in circumstances where, during the Performance Period: (A) a Participant leaves the Employer and is rehired; (B) an Employee is hired, promoted or transferred into a position eligible for Plan participation; (C) a Participant transfers to a position not eligible to participate in the Plan; (D) a Participant is on a leave of absence; and (E) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the Plan; provided however, that the Committee shall not be authorized to increase the amount of the Performance Unit Award payable to a Covered Employee that is intended to qualify as Performance-Based Compensation.

    (b)    Committee Discretion to Adjust Award Value.    The Committee shall have the discretion to reduce, eliminate, or increase the Award Value for any individual or group, to reflect individual performance, unanticipated factors, or such other factors as it deems appropriate, including but not limited to those referred to in Section 4.1(c). Notwithstanding the foregoing, and subject to the following sentence, with respect to the Performance Unit Awards of Potential Covered Employees intended to qualify as Performance-Based Compensation, the Committee shall not increase such awards above the amount determined under the applicable formula for the Performance Period, or waive the achievement of applicable Performance

    Goals. In the event a Potential Covered Employee is determined at the end of the Performance Period not to be a Covered Employee, and to the extent it would not cause the Potential Covered Employee to become a Covered Employee, the Committee may exercise its discretion to increase the Potential Covered Employee's Award Value above the amount determined under the applicable formula for the Performance Period.

  4.3
  Payment of Award.

    (a)    Usual Timing.    The Award Value will be determined as of the last day of the Performance Period. For any recipient subject to U. S. federal income tax, the Award Value will be paid by the Participant's Employer in Shares (valued at Fair Market Value as of the close of business on the last day in the Performance Period in which Shares were traded, and rounded up to the next whole Share) or in cash or cash equivalents, at the Committee's discretion, no later than two and one-half months after the end of the calendar year in which the Vesting Date occurs. The Committee may establish different payment schedules for different Participants. Payment shall be made at the time described in Section 4.3 of the Plan, and shall be subject to the award limits in Section 4.3 of the Incentive Plan to the extent the Performance Unit Award is intended to qualify as Performance-Based Compensation. If any portion of an Performance Unit Award payable to a Covered Employee whom the Committee did not reasonably anticipate would be subject to the limitations of Section 162(m) is not deductible under Section 162(m), payment of that portion shall, in the Committee's discretion, be deferred until the earliest date it may be paid and deducted.

    (b)    Certain Participants not Eligible, Clawback.    To be eligible for payment of any Award Value, the Participant must (i) remain continuously employed by the Company or an Affiliate through the Vesting Date (except in the case of death, disability or retirement as described above), and (ii) otherwise have complied with Company and Employer policies (including any applicable restrictive covenants), at all times prior to the actual payment of the Award Value. If the Committee determines within twelve months following the date an Performance Unit Award is paid that the recipient, prior to the date of payment of such Performance Unit Award failed to comply with Company and Employer policies (including any applicable restrictive covenants), and regardless of the reason for the Participant's Separation from Service, the recipient of the Performance Unit Award shall be obligated, upon demand, to return to the Employer it an amount equal to the greater of the Award Value received or, if the Performance Unit Award was paid in Shares, the fair market value of an equal number of Shares on the repayment date.

5.     ADMINISTRATION

  5.1
  Administration.    The Plan shall be administered by the Committee. Subject to the provisions of the Plan and the Incentive Plan, the Committee shall have full discretionary authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to decide the facts in any case arising under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct errors or omissions, to require performance reports on which it can base its determinations under Section 4.1, and to make all other determinations necessary or advisable for the administration of the Plan, all of which shall be binding on all persons, including the Company, Affiliates, the Participants (or any person claiming any rights under the Plan from or through any Participant), and any shareholder of the Company. The Committee's administration of the Plan, including all rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and its shareholders, Affiliates and all persons providing services to any Employer, including Participants and their beneficiaries.

  5.2
  Allocation and Delegation; Sub-Plans.

    (a)    Allocation.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members.

    (b)    Delegation; Sub-Plans.    Provided that the Committee shall not delegate authority or responsibility for Performance Unit Awards of Potential Covered Employees intended to qualify as Performance-Based Compensation, the Committee may delegate all or any part of its responsibilities and powers under the Plan to one or more persons as the Committee deems appropriate, and may delegate responsibility and authority to such persons as it deems appropriate for establishing and administering sub-plans for such groups or classes of Participants as the Committee may specify. The Committee may authorize such delegates with respect to sub-plans to establish different Performance Periods, Performance Measures and Performance Goals and payment schedules thereunder, which may be modified as deemed appropriate by the delegate to conform to foreign law or practice. To the extent the Committee delegates authority pursuant to this Section 5.2, references to the Committee in the Plan shall, as appropriate, be deemed to refer to the Committee's delegate.

    (c)    Revocation.    The Committee may at any time revoke any allocation or delegation.

6.     MISCELLANEOUS

  6.1
  Amendment and Termination.

    (a)    Amendment and Termination.    The Committee may at any time amend or terminate the Plan (in whole or in part) subject to Section 6.1(b). Neither the Company nor any Affiliate is obligated to continue this Plan. Termination of the Plan shall be subject to consideration of the effects thereof under Section 409A of the Internal Revenue Code.

    (b)    Shareholder Approval.    Any amendment to the Plan that changes the class of employees eligible to participate in the Incentive Plan, changes the Performance Goals, Performance Measures or increases the maximum dollar amount that may be paid to a Participant for a Performance Period under the Incentive Plan shall not be effective with respect to outstanding Performance Unit Awards to Covered Employees intended to qualify as Performance-Based Compensation unless the amendment is approved by shareholders as provided in the Incentive Plan before the Performance Unit Award is settled.

  6.2
  Effect of Performance Unit Awards on Other Compensation.

    (a)    Not Taken into Account Under Other Plans.    Consistent with Section 22.13 of the Incentive Plan, Performance Unit Awards shall not be considered eligible pay under other plans, benefit arrangements, or fringe benefit arrangements of the Company or an Affiliate, unless otherwise provided under the terms of other plans.

    (b)    Compensation Reduction and Compensation Deferral Elections Apply to Performance Unit Awards.    To the extent provided in the applicable benefit or deferred compensation plan or arrangement of the Company or a Related Affiliate, amounts payable as Performance Unit Awards will be reduced or deferred in accordance with the Participant's compensation reduction election or compensation deferral election, if any, in effect under other plans and arrangements at the time the Performance Unit Award is paid.

  6.3
  Tax Withholding.    The Participant's Employer shall have the right to deduct from all payments made under the Plan any federal, state or local taxes required by law to be withheld with respect to the payments. The Participant shall be solely responsible for the satisfaction of any federal, state, local or foreign taxes on payments under the Plan.

  6.4
  Awards Not Transferable.    Subject to Section 6.6, a Participant's rights and interest under the Plan may not be assigned or transferred. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee's sole discretion, the Employer's obligation under the Plan to pay Performance Unit Awards with respect to the Participant.

  6.5
  Employment.    Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company or any Affiliate to dismiss or discharge any Participants. The Plan is not a contract between the Company or any Affiliate and any employee of the Company or Affiliate or Participant. The grant of a Performance Unit Award shall not entitle the recipient to any subsequent Performance Unit Awards.

  6.6
  Beneficiary.    In the event of a Participant's death prior to the payment of any Performance Unit Award to which the Participant is otherwise entitled, payment shall be made to the Participant's then-effective beneficiary or beneficiaries under the Employer-paid group term life insurance arrangement, except with respect to a Participant who is a resident of Quebec, Canada. For such a Participant, any beneficiary designation or revocation of such beneficiary designation must be made through a will, a copy of which should be filed with the Committee.

  6.7
  Section 409A.    The Plan is intended to be exempt from the requirements of Section 409A and shall be construed consistent with that intention.

        Executed this      day of 20    .                        MOLSON COORS BREWING COMPANY

                      By
                      Title:

ATTACHMENT A

LTIPU Awards for the Three Performance Periods beginning December 28, 2008

        Pursuant to Section 4.1(a) of the Performance Unit Plan, the following shall apply to Performance Unit Awards granted in 2009 for the three Performance Periods each beginning December 28, 2008:

1.
Performance Measures.    The applicable Performance Measure for each Performance Unit award shall be Considered EPS, determined without regard to subsection (b) of Section 2.3 ("Adjusted EPS").

2.
Performance Goals.    The following Performance Goals have been established the three Performance Periods commencing December 29, 2008, subject to the exercise of negative discretion by the Committee. If the Performance Goal for the Performance Period is met, then the Maximum Performance Unit Award shown on Schedule 1 shall be payable, subject to downward adjustment provided below.

For the one-year period ending at FYE 2009:	Adjusted EPS for FYE 2009 must exceed Adjusted EPS for FYE 2008
For the two-year period ending at FYE 2010:	Combined Adjusted EPS for FYE 2009 and 2010 must exceed twice Adjusted EPS for FYE 2008
For the three-year period ending at FYE 2011:	Combined Adjusted EPS for FYE 2009, 2010 and 2011 must exceed triple Adjusted EPS for FYE 2008
3.
Downward Adjustment.    If the Performance Goals are satisfied, the Committee shall exercise its discretion to reduce the Award Values on the basis of the following criteria:

A.
Schedule 1 is a list of Participants and the number of Performance Units awarded to each with respect to each of the three Performance Periods beginning December 28, 2008.

B.
The Award Value for each Performance Unit shall be determined and paid in accordance with the provisions in Section 4 of the Plan.

C.
The applicable Performance Goals shall be as follows:

Performance Period	Target Average Annual EPS Growth Rate
One-year period ending at FYE 2009	10%
Two-year period ending at FYE 2010	10%
Three-year period ending at FYE 2011	10%

 Schedule 1

        Maximum Performance Unit Awards.    Pursuant to Section 4.1(a), on March 5, 2009, the Committee granted Performance Unit Awards with a maximum value for the relevant Performance Period as shown below in the third column.

        On May 14, 2009, for purposes of applying its discretion to adjust awards downward, the Committee established the number of Performance Units associated with each Performance Unit Award, as shown in the fourth column below.

Participant Name	Applicable Performance Period: Commencing 12/29/08 and Ending the Last Day of the Fiscal Year Ending in	Maximum Value of Performance Unit Award for the Applicable Performance Period	Number of Performance Units
Peter Swinburn	2009	$933,333
	2010	$1,866,667
	2011	$2,800,000
Peter Coors	2009	$746,667
	2010	$1,493,333
	2011	$2,240,000
Kevin Boyce	2009	$266,667
	2010	$533,333
	2011	$800,000
Mark Hunter	2009	$266,667
	2010	$533,333
	2011	$800,000
Stewart Glendinning	2009	$266,667
	2010	$533,333
	2011	$800,000
MCBC L01 [list each § 16 officer individually]	2009	$266,667 [each § 16 officer at the L01 level will have the same maximum]
	2010	$533,333
	2011	$800,000
MOL Grade 13 [list each § 16 officer individually]	2009	$65,333 [each § 16 officer at the Grade 13 level will have the same maximum]
	2010	$130,667
	2011	$196,000
CBL Level B [name]	2009	$65,333 [Each § 16 officer at CBL Level B will have the same maximum]
	2010	$130,667
	2011	$196,000
MCBC Level L02 [list each § 16 officer individually]	2009	$86,667 [Each § 16 officer at MCBC Level L02 will have the same maximum]
	2010	$173,333
	2011	$260,000

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  Exhibit 10.64
MOLSON COORS BREWING COMPANY 2009 LONG-TERM INCENTIVE PERFORMANCE UNIT PLAN (Under the Molson Coors Brewing Company Incentive Compensation Plan)
Schedule 1